SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2014

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On August 21, 2014, Vermillion, Inc. (the “Company”) issued a press release announcing the appointment of Holly B. Bauzon as its Vice President of Sales and Managed Markets, effective as of September 2, 2014. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining the Company, Ms. Bauzon,  age 46, held the position of Director, Lab Services Sales and Managed Markets at PerkinElmer, Inc. (“PerkinElmer”), a  global company focused on improving human and environmental health, beginning in 2007.   At PerkinElmer, Ms. Bauzon managed both direct sales and managed care contracts.

Prior to her seven year tenure at PerkinElmer, Ms. Bauzon held commercial management and payer relations positions at PolyMedica Corporation, National Diabetic Pharmacies, Inc. and Byram Healthcare, Inc. Ms. Bauzon has a Bachelor of Science degree in Health Science from East Stroudsburg University.

There are no family relationships between Ms. Bauzon and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Ms. Bauzon and any other person pursuant to which she was or is to be selected as an officer of the Company.  Ms. Bauzon does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement (the “Employment Agreement”) effective as of September 2, 2014 between the Company and Ms. Bauzon, the Company will pay Ms. Bauzon an annual base salary of $250,000. In addition, Ms. Bauzon will be eligible for a bonus of up to forty percent (40%) of her base salary (prorated for partial years) for achievement of reasonable Company and individual performance-related goals to be defined by the Company’s Chief Executive Officer or Board of Directors.   The Employment Agreement provides that on or as soon as administratively practicable after September 2, 2014,  the Company will also grant Ms. Bauzon options to purchase 125,000 shares of Company common stock.  One quarter of these options will vest on first anniversary of her employment and the remaining options will vest in 36 equal monthly installments thereafter. If Ms. Bauzon is terminated without cause or resigns for good reason (as these terms are defined in the Employment Agreement) and provided that she complies with certain requirements (including signing a standard separation agreement), she will be entitled to receive under the Employment Agreement: (i) continued payment of her base salary as then in effect for a period of nine months following the date of termination; (ii) continued health and dental benefits through COBRA premiums paid by the Company until the earlier of nine months after termination or the time that Ms. Bauzon obtains employment with reasonably comparable or greater health and dental benefits and (iii) a 12-month period after termination to exercise any and all of her vested options to purchase Company common stock (subject to earlier expiration at the end of the option’s original term). Additionally, the Employment Agreement provides that if Ms. Bauzon’s employment is terminated without cause or for good reason within the 12-month period following a change of control (as such term is defined in the Employment Agreement), then, in addition to the severance obligations due to Ms. Bauzon as described above, 100% of any then-unvested options to purchase Company common stock previously granted by the Company will vest upon the date of such termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)         Exhibit No.Description.

10.1Employment Agreement between Vermillion, Inc. and Holly Bauzon, dated August 20, 2014

99.1Press Release issued by Vermillion Inc. on August 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.
By:/s/ Eric J. Schoen
Date: August 21, 2014	Name: Eric J. Schoen
Title: Vice President, Finance and Chief Accounting Officer

EXHIBITS INDEX

Exhibit No.Description

10.1Employment Agreement between Vermillion, Inc. and Holly Bauzon, dated August 20, 2014

99.1Press Release issued by Vermillion Inc. on August 21, 2014